Exhibit 10.50
Form of Special Transition Bonus

Date: March 11, 2013

Grant To: ___________

Toys “R” Us, Inc. (collectively, with all of its subsidiaries, the “Company”) is pleased to award you a Special Transition Bonus (the “Bonus”) in the amount of $_________ payable to you twenty-four (24) months after the date hereof as a lump sum payment on March 11, 2015 (the “Payment Date”). In order to receive the Bonus, you must remain actively engaged in your employment with the Company up through and including the Payment Date. Your title and responsibilities can change during that period without any affect on your eligibility to receive the Bonus.

If your employment with the Company is terminated (a) by the Company for any reason prior to September 11, 2014 (i.e. the eighteenth (18th) month to occur after the grant hereof), (b) by the Company for Cause at any time or (c) by you for any reason prior to the Payment Date, then your rights under this agreement will immediately expire and you shall not be entitled to receive any portion of the Bonus.

If your employment with the Company is terminated (a) by the Company for any reason other than Cause on or after September 11, 2014 but prior to March 11, 2015, then you shall be paid a prorated portion of the Bonus based on the number of full months that have elapsed from the grant date hereof through the date of termination of your employment. By way of example, if your employment is terminated by the Company for any reason other than Cause on September 15, 2014, then you would be entitled to receive eighteen twenty-fourths (18/24) of the Bonus. In any such case, the prorated portion of the Bonus shall be paid to you as a lump sum payment within thirty (30) days following the date your employment is so terminated (but in no event later than March 14 of the calendar year following the year in which such termination date occurs).

For purposes of this agreement, the term “Cause” shall mean any of the following, as determined by the Board of Directors of the Company: (A) your willful failure to perform any material portion of your duties; (B) the commission of any fraud, misappropriation or misconduct by you that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate; (C) the conviction of you, or pleading guilty or nolo contendere to, a felony involving moral turpitude; (D) an act by you resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company or an affiliate; (E) any material breach of your fiduciary duties to the Company or an affiliate as an employee or officer; or (F) a material violation by you of the Company’s Code of Ethical Standards, Business Practices and Conduct.

Notwithstanding the foregoing, the conduct in sections (A), (D), (E) and (F), shall not be deemed “‘Cause” if the basis for such Cause is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Cause), but in no event more than thirty (30) business days after you receive notice of termination specifying the basis of such Cause.

The Bonus is not a permanent or recurring element of your compensation, nor will it affect any other element of compensation for which you may otherwise be eligible. This special Bonus will not be utilized to compute any Company benefit or payment for which you may otherwise be eligible, if any.

This agreement and the terms hereof must be kept strictly confidential. Disclosure to other Company employees or anyone other than your immediate family or financial/tax/legal advisors or as required by law (including the disclosure and reporting requirements of the Securities and Exchange Commission) will result in forfeiture of any payments made hereunder and appropriate employment action.

This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof. In the event of any dispute regarding the subject matter hereof, once a court of competent jurisdiction has finally adjudicated such dispute, the prevailing party in such dispute shall be entitled to full reimbursement of all reasonable legal fees and expenses incurred in the prosecution or defense of such dispute, as applicable, from the other party.
This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior understanding or agreements of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or understandings between the parties with respect to the subject matter herein other than those expressly set forth herein. This agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

The failure of a party to insist upon strict adherence to any term of this agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement.

This agreement may be signed in counterparts, each of which shall be an original, with the same effect as of the signatures thereto and hereto were upon the same instrument.

Sincerely,

_______________________________
Deborah Derby
Vice Chairman – Executive Vice President
TOYS “R” US, INC.

Accepted this ____ day of March, 2013

________________________________________

Please make a copy of the signed agreement for your files and return a copy to:

Edward T. Redling
Vice President, Total Rewards
Toys “R” Us, Inc.
One Geoffrey Way
Wayne, NJ 07470